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                                                                      EXHIBIT 21


                      AMERIGAS PARTNERS, L.P. SUBSIDIARIES

                                                        STATE
                                                          OF
                                                     ORGANIZATION/
           SUBSIDIARY                                INCORPORATION    OWNERSHIP
--------------------------------------------------------------------------------
AMERIGAS PARTNERS, L.P.                                   DE

   AmeriGas Finance Corp.                                 DE            100%

   AmeriGas Propane, L.P.                                 DE             *

      AmeriGas Propane Parts & Service, Inc.              PA            100%

      Petrolane Offshore Limited                        Bermuda         100%
--------------------------------------------------------------------------------

* AmeriGas Partners, L.P. owns 98.9899% of AmeriGas Propane, L.P.